Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Information Contact:	Investor Relations Contacts:
Kim Doran	Chuck Coppa, CFO
Quixote Group	American Power Group Corporation
336-413-1872	781-224-2411
kdoran@quixotegroup.com	ccoppa@americanpowergroupinc.com

Michael Porter
Porter, LeVay & Rose, Inc.
212-564-4700
Mike@plrinvest.com

American Power Group Appoints New Board Member

Lynnfield, MA - October 31, 2013 - American Power Group Corporation (OTCQB: APGI) announced today that Raymond L.M. Wong, Managing Director of Spring Mountain Capital, LP, has joined the Company’s Board of Directors effective October 30, 2013. Mr. Wong replaces Dr. Aviel Faliks as one of Spring Mountain’s two Board of Director designees.
Mr. Wong has been a Managing Director of Spring Mountain Capital’s private equity group since 2007. Mr. Wong was previously a senior Managing Director in the Investment Banking Division of Merrill Lynch & Co., Inc. While at Merrill Lynch, Mr. Wong served on the Investment Banking Operating Committee and as Chairman of the Corporate Finance Committee. During his 25 years at Merrill Lynch, he had responsibility for the corporate finance relationships for many of the firm's largest corporate clients. Before joining Spring Mountain Capital, Mr. Wong was the Managing Member of DeFee Lee Pond Capital LLC, a financial advisory and investment firm. Mr. Wong serves on the board of directors of several companies, including Alleghany Corporation and Merrill Lynch Ventures, LLC. Mr. Wong received his M.B.A. with honors from Harvard Business School and graduated summa cum laude from Yale College with a B.A. in Political Science.
Maury Needham, American Power Group’s Chairman of the Board of Directors stated, “We are very pleased that Raymond has agreed to join our Board. Raymond brings a wealth of expertise and experience in areas of corporate finance as well as developing and emerging energy solutions and we welcome him aboard.”

About American Power Group Corporation
American Power Group’s alternative energy subsidiary, American Power Group, Inc., provides a cost-effective patented Turbocharged Natural Gas™ conversion technology for vehicular, stationary and off-road mobile diesel engines. American Power Group's dual fuel technology is a unique non-invasive energy enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility to run on: (1) diesel fuel and liquefied natural gas; (2) diesel fuel and compressed natural gas; (3) diesel fuel and pipeline or well-head gas; and (4) diesel fuel and bio-methane, with the flexibility to return to 100% diesel fuel operation at any time. The proprietary technology seamlessly displaces up to 80% of the normal diesel fuel consumption with the average displacement ranging from 40% to 65%. The energized fuel balance is maintained with a proprietary read-only electronic controller system ensuring the engines operate at original equipment manufacturers’ specified temperatures and pressures. Installation on a wide variety of engine models and end-market applications require no engine modifications unlike the more expensive invasive fuel-injected systems in the market. See additional information at: www.americanpowergroupinc.com.

Caution Regarding Forward-Looking Statements and Opinions
With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements and opinions, including, but not limited to, statements relating to new markets, development and introduction of new products, and financial and operating projections. These forward-looking statements and opinions are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements and opinions. These risk factors include, but are not limited to, results of future operations, difficulties or delays in developing or introducing new products and keeping them on the market, the results of future research, lack of product demand and market acceptance for current and future products, adverse events, product changes, the effect of economic conditions, the impact of competitive products and pricing, governmental regulations with respect to emissions, including whether EPA approval will be obtained for future products and additional applications, the results of litigation, factors affecting the Company's future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended September 30, 2012 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements and opinions, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.